Exhibit 99.1

FOR IMMEDIATE RELEASE

ANNALY CAPITAL MANAGEMENT, INC. REPORTS 2nd QUARTER 2015 RESULTS

●	GAAP net income of $900.1 million, $0.93 earnings per common share
●	Core earnings of $411.1 million, $0.41 earnings per common share
●	Common stock book value of $12.32, leverage of 4.8:1, economic leverage of 5.9:1
●	Share repurchase program of up to $1 billion authorized
●	Diversification strategy advancing with internalization of Chimera’s management

New York, New York–August 5, 2015–Annaly Capital Management, Inc. (NYSE: NLY) today announced its financial results for the quarter ended June 30, 2015.

Financial Performance

The Company reported GAAP net income for the quarter ended June 30, 2015 of $900.1 million, or $0.93 per average common share, compared to a GAAP net loss of $476.5 million, or $0.52 loss per average common share, for the quarter ended March 31, 2015, and a GAAP net loss of $335.5 million, or $0.37 loss per average common share, for the quarter ended June 30, 2014. The increase for the quarter ended June 30, 2015 compared to each of the quarters ended March 31, 2015 and June 30, 2014 is the result of favorable changes in realized and unrealized losses on our interest rate swaps given the higher interest rate environment.

Core earnings for the quarter ended June 30, 2015 was $411.1 million, or $0.41 per average common share, compared to $254.1 million, or $0.25 per average common share, for the quarter ended March 31, 2015, and $300.4 million, or $0.30 per average common share, for the quarter ended June 30, 2014. Core earnings improved during the quarter ended June 30, 2015 compared to the quarter ended March 31, 2015 due to lower amortization expense on Investment Securities, a result of higher interest rates and slower prepayment expectations. Core earnings increased during the quarter ended June 30, 2015 compared to the quarter ended June 30, 2014 due to lower amortization expense on Investment Securities and a decline in interest expense on swaps due to a shift in the Company’s hedging strategy. "Core earnings" represents a non-GAAP measure and is defined as net income (loss) excluding gains or losses on disposals of investments and termination of interest rate swaps, unrealized gains or losses on interest rate swaps and financial instruments measured at fair value through earnings, net gains and losses on trading assets, impairment losses, net income (loss) attributable to noncontrolling interest, and certain other non-recurring gains or losses, and inclusive of dollar roll income (a component of Net gains (losses) on trading assets).

Net interest margin, inclusive of TBA dollar rolls, for the quarters ended June 30, 2015, March 31, 2015, and June 30, 2014 was 2.01%, 1.26% and 1.57%, respectively. Net interest margin represents the sum of the Company's annualized economic net interest income, inclusive of interest expense on interest rate swaps used to hedge cost of funds, plus TBA dollar roll income less interest expense on swaps used to hedge dollar roll transactions divided by the sum of its average interest-earning assets plus average outstanding TBA contract balances. For the quarter ended June 30, 2015, the average yield on interest earning assets was 3.23% and the average cost of interest bearing liabilities, including interest expense on interest rate swaps used to hedge cost of funds, was 1.59%, which resulted in a net interest spread of 1.64%. The growth in average yield on interest earning assets for the quarter ended June 30, 2015 when compared to the quarters ended March 31, 2015 and June 30, 2014 is attributable to lower amortization expense in the current quarter due to slower estimated prepayment speeds. Our average cost of interest bearing liabilities decreased for the quarter ended June 30, 2015 when compared to the quarter ended March 31, 2015 due to lower weighted average coupons on securitized debt of consolidated VIEs. Our average cost of interest bearing liabilities declined for the quarter ended June 30, 2015 when compared to the quarter ended June 30, 2014 due to a reduction in swap costs for the current period.

"Our quarterly results are a strong reminder of the positive impacts higher rates can have on our earnings. We are very comfortable with our portfolio and look forward to the opportunities ahead," remarked Wellington Denahan, Annaly's Chief Executive Officer and incoming Executive Chairman.

Share Repurchase Program

Annaly separately announced today that its Board of Directors has authorized the repurchase of up to $1 billion of its outstanding common shares through December 31, 2016. Purchases made pursuant to the program will be made in either the open market or in privately negotiated transactions from time to time as permitted by securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common shares and the program may be suspended or discontinued at the Company's discretion without prior notice. The Board will assess the effects of this program at its completion.

Kevin Keyes, President and incoming Chief Executive Officer of Annaly commented, "I want to congratulate our investment teams for their performance in the quarter. While we believe our diversification strategy uniquely positions us to generate attractive risk-adjusted returns, we also feel it is prudent to have a share repurchase program in place as a capital allocation option as we approach periods of increased volatility tied to a potential shift in monetary policy."

Internalization of Chimera’s Management

Annaly today announced the termination of the management agreement between its wholly-owned subsidiary Fixed Income Discount Advisory Company (“FIDAC”) and Chimera Investment Corporation (“Chimera”) so that Annaly can directly invest in non-Agency residential mortgages and securities.  This transaction advances Annaly’s build-out and capital deployment in residential mortgage credit investments and is expected to accelerate growth and diversification.  As a result of the internalization, FIDAC personnel who focus their efforts on Chimera will become employees of Chimera. In connection with the transaction, Chimera will purchase Annaly’s 4.4% stake in Chimera for a purchase price of $126.4 million ($14.05 per share).

Mr. Keyes made the following remarks: “As we have grown our investment teams and corporate infrastructure, we have consistently evaluated and selectively expanded Annaly’s targeted investment classes. Investing directly in the non-Agency sector allows Annaly to more efficiently expand our portfolio into assets with complementary risk and return characteristics and better positions us to manage various interest rate cycles in the future.”

Mr. Keyes continued: “The U.S. residential credit market offers Annaly a compelling opportunity as the composition of the housing finance market continues to change. Issuance has climbed to post-crisis highs with the emergence of new products primarily established to transfer risk to the private sector. In addition, significant assets are emerging from legacy sellers given the new regulatory environment and evolution of housing finance reform. Our size, liquidity and expertise provide us with significant growth prospects in this sector.”

Ms. Denahan commented: “When we were a smaller company it was sufficient to achieve exposure to mortgage and commercial credit investments through our stock holdings in the companies we managed through FIDAC. With the growth of our capital base and the changing market landscape, we see greater opportunity to leverage our balance sheet to directly participate in the non-government agency mortgage markets.”

Ms. Denahan added: “While investing in the Agency sector will remain the core of our business, we are excited about the broad opportunities to produce strong risk adjusted returns in the non-Agency residential mortgage credit market.”

Key Metrics

The following table presents key metrics of the Company’s portfolio, liabilities and hedging positions, and performance as of and for the quarters ended June 30, 2015, March 31, 2015, and June 30, 2014:

	June 30, 2015	March 31, 2015	June 30, 2014
Portfolio Related Metrics:
Fixed-rate Investment Securities as a percentage of total Investment Securities	94%	94%	95%
Adjustable-rate and floating-rate Investment Securities as a percentage of total Investment Securities	6%	6%	5%
Weighted average yield on commercial real estate debt and preferred equity at period-end	8.29%	8.75%	8.93%
Weighted average net equity yield on investments in commercial real estate at period-end (1)	12.53%	13.09%	9.71%

Liabilities and Hedging Metrics:
Weighted average days to maturity on repurchase agreements outstanding at period-end	149	149	173
Hedge ratio (2)	54%	48%	48%
Weighted average pay rate on interest rate swaps at period-end (3)	2.29%	2.37%	2.48%
Weighted average receive rate on interest rate swaps at period-end (3)	0.40%	0.35%	0.21%
Weighted average net rate on interest rate swaps at period-end (3)	1.89%	2.02%	2.27%
Leverage at period-end (4)	4.8:1	4.8:1	5.3:1
Economic leverage at period-end (5)	5.9:1	5.7:1	5.3:1
Capital ratio at period end	14.2%	14.1%	15.4%

Performance Related Metrics:
Net interest margin (6)	2.01%	1.26%	1.57%
Average yield on interest earning assets (7)	3.23%	2.47%	3.20%
Average cost of interest bearing liabilities (8)	1.59%	1.64%	1.94%
Net interest spread	1.64%	0.83%	1.26%
Annualized return (loss) on average equity	28.00%	(14.41%)	(10.32%)
Annualized Core return on average equity	12.79%	7.69%	9.24%
Common dividend declared during the quarter	$0.30	$0.30	$0.30
Book value per common share	$12.32	$12.88	$13.23

(1)	Excludes real estate held-for-sale.
(2)	Measures total notional balances of interest rate swaps, interest rate swaptions and futures relative to repurchase agreements and TBA notional outstanding.
(3)	Excludes forward starting swaps.
(4)	Debt consists of repurchase agreements, other secured financing, Convertible Senior Notes, securitized debt, participation sold and mortgages payable. Securitized debt, participation sold and mortgages payable are non-recourse to the Company.
(5)	Computed as the sum of debt, TBA derivative notional outstanding and net forward purchases of Investment Securities divided by total equity.
(6)	Represents the sum of the Company’s annualized economic net interest income, inclusive of interest expense on interest rate swaps used to hedge cost of funds, plus TBA dollar roll income less interest expense on swaps used to hedge dollar roll transactions divided by the sum of its average interest-earning assets plus average outstanding TBA derivative balances.
(7)	Average interest earning assets reflects the average amortized cost of our investments during the period.
(8)	Includes interest expense on interest rate swaps used to hedge cost of funds.

The following table presents a reconciliation between GAAP net income and core earnings for the quarters ended June 30, 2015, March 31, 2015, and June 30, 2014:

	For the quarters ended
	June 30, 2015	March 31, 2015	June 30, 2014
	(dollars in thousands)
GAAP net income (loss)	$900,071	$(476,499)	$(335,512)
Less:
Realized (gains) losses on termination of interest rate swaps	-	226,462	772,491
Unrealized (gains) losses on interest rate swaps	(700,792)	466,202	(175,062)
Net (gains) losses on disposal of investments	(3,833)	(62,356)	(5,893)
Net (gains) losses on trading assets	114,230	6,906	46,489
Net unrealized (gains) losses on financial instruments measured at fair value through earnings	(17,581)	33,546	(2,085)
Impairment of goodwill	22,966	-	-
GAAP net (income) loss attributable to noncontrolling interest	149	90	-
Plus:
TBA dollar roll income (1)	95,845	59,731	-
Core earnings	$411,055	$254,082	$300,428
GAAP net income (loss) per average basic common share	$0.93	$(0.52)	$(0.37)
Core earnings per average basic common share	$0.41	$0.25	$0.30

(1)	Represents a component of Net gains (losses) on trading assets.

Asset Portfolio

Investment Securities, which are comprised of Agency mortgage-backed securities, Agency debentures and Agency CRT securities, totaled $68.2 billion at June 30, 2015, compared to $70.5 billion at March 31, 2015 and $82.4 billion at June 30, 2014. The Company’s Investment Securities portfolio at June 30, 2015 was comprised of 94% fixed-rate assets with the remainder constituting adjustable or floating-rate investments.  During the quarter ended June 30, 2015, the Company disposed of $2.5 billion of Investment Securities, resulting in a net realized gain of $3.9 million.  During the quarter ended March 31, 2015, the Company disposed of $14.9 billion of Investment Securities, resulting in a net realized gain of $62.3 million.  During the quarter ended June 30, 2014, the Company disposed of $6.1 billion of Investment Securities, resulting in a net realized gain of $5.9 million.

At June 30, 2015 the Company had outstanding $13.0 billion in notional balances of TBA derivative positions. Realized and unrealized gains (losses) on TBA derivatives are recorded in Net gains (losses) on trading assets in the Company’s Consolidated Statements of Comprehensive Income (Loss). The following table summarizes certain characteristics of the Company’s TBA derivatives at June 30, 2015:

Purchase and sale contracts for derivative TBAs	Notional	Implied Cost Basis	Implied Market Value	Net Carrying Value
	(dollars in thousands)
Purchase contracts	$13,000,000	$13,311,297	$13,317,254	$5,957
Sale contracts	-	-	-	-
Net TBA derivatives	$13,000,000	$13,311,297	$13,317,254	$5,957

The Company uses a third-party model to project prepayment speeds for purposes of determining amortization of related premiums and discounts on Investment Securities. Changes to model assumptions, including interest rates and other market data, as well as periodic revisions to the model may cause changes in the results. The net amortization of premiums and accretion of discounts on Investment Securities for the quarters ended June 30, 2015, March 31, 2015, and June 30, 2014, was $94.0 million, $284.8 million, and $149.6 million, respectively.  The total net premium balance on Investment Securities at June 30, 2015, March 31, 2015, and June 30, 2014, was $4.8 billion, $4.7 billion, and $5.4 billion, respectively. The weighted average amortized cost basis of the Company’s non-interest-only Investment Securities at June 30, 2015, March 31, 2015, and June 30, 2014, was 105.4%, 105.1%, and 105.5%, respectively. The weighted average amortized cost basis of the Company’s interest-only Investment Securities at June 30, 2015, March 31, 2015, and June 30, 2014, was 16.0%, 15.7%, and 15.1%, respectively. The weighted average experienced constant prepayment rate on our Agency mortgage-backed securities for the quarters ended June 30, 2015, March 31, 2015, and June 30, 2014, was 12%, 9% and 7%, respectively.

The Company’s commercial investment portfolio consists of commercial real estate investments and corporate debt. Commercial real estate debt and preferred equity, including securitized loans of consolidated variable interest entities (“VIEs”) totaled $4.1 billion and investments in commercial real estate totaled $216.8 million at June 30, 2015. Commercial real estate debt and preferred equity, including securitized loans of consolidated VIEs, totaled $3.0 billion and investments in commercial real estate totaled $207.2 million at March 31, 2015.  Corporate debt investments totaled $311.6 million as of June 30, 2015, up from $227.8 million at March 31, 2015. The commercial investment portfolio, net of financing, represented 13% of stockholders’ equity at June 30, 2015 and March 31, 2015. The weighted average yield on commercial real estate debt and preferred equity as of June 30, 2015, March 31, 2015, and June 30, 2014, was 8.29%, 8.75% and 8.93%, respectively. The weighted average levered equity yield on investments in commercial real estate, excluding real estate held-for-sale, as of June 30, 2015, March 31, 2015, and June 30, 2014, was 12.53%, 13.09% and 9.71%, respectively.

During the quarter, the Company acquired the junior-most tranche totaling $89.4 million issued by the Freddie Mac K-Series, and was required to consolidate $1.2 billion of assets and $1.1 billion of liabilities of the issuing trust as of June 30, 2015. The Company also acquired AAA rated commercial mortgage-backed securities totaling $90.0 million.  In addition, the Company originated new debt and preferred equity investments totaling $119.8 million, at a weighted average coupon of 5.27%, and recorded $286.3 million of principal reductions from investments that repaid or sold with a weighted average coupon of 9.09%.  During the quarter, the Company grew its corporate debt portfolio by $83.8 million.

Capital and Funding

At June 30, 2015, total stockholders’ equity was $12.6 billion. Leverage at June 30, 2015, March 31, 2015, and June 30, 2014, was 4.8:1, 4.8:1 and 5.3:1, respectively.  For purposes of calculating the Company’s leverage ratio, debt consists of repurchase agreements, other secured financing, Convertible Senior Notes, securitized debt, participation sold and mortgages payable. Securitized debt, participation sold and mortgages payable are non-recourse to the Company.  Economic leverage, which also considers other forms of financing, was 5.9:1 at June 30, 2015, compared to 5.7:1 at March 31, 2015. Economic leverage is computed as the sum of debt, TBA derivative notional outstanding and net forward purchases of Investment Securities divided by total equity. At June 30, 2015, March 31, 2015, and June 30, 2014, the Company’s capital ratio, which represents the ratio of stockholders’ equity to total assets (inclusive of total market value of TBA derivatives), was 14.2%, 14.1%, and 15.4%, respectively.  On a GAAP basis, the Company produced an annualized return (loss) on average equity for the quarters ended June 30, 2015, March 31, 2015, and June 30, 2014 of 28.00%, (14.41%), and (10.32%), respectively. On a core earnings basis, the Company provided an annualized return on average equity for the quarters ended June 30, 2015, March 31, 2015, and June 30, 2014, of 12.79%, 7.69%, and 9.24%, respectively.

At June 30, 2015, March 31, 2015, and June 30, 2014, the Company had a common stock book value per share of $12.32, $12.88 and $13.23, respectively.

At June 30, 2015, March 31, 2015, and June 30, 2014, the Company had outstanding $57.5 billion, $60.5 billion, and $70.4 billion of repurchase agreements, respectively, with weighted average remaining maturities of 149 days, 149 days, and 173 days, respectively, and with weighted average borrowing rates of 1.73%, 1.65%, and 1.59%, respectively, after giving effect to the Company’s interest rate swaps used to hedge cost of funds. During the quarters ended June 30, 2015, March 31, 2015, and June 30, 2014, the weighted average rate on repurchase agreements was 0.67%, 0.60%, and 0.59% respectively.

The following table presents the principal balance and weighted average rate of repurchase agreements by maturity at June 30, 2015:

Maturity	Principal Balance	Weighted Average Rate
	(dollars in thousands)
Within 30 days	$23,163,749	0.55%
30 to 59 days	8,157,729	0.52%
60 to 89 days	7,132,012	0.42%
90 to 119 days	1,507,387	0.43%
Over 120 days(1)	17,498,675	1.32%
Total	$57,459,552	0.76%

(1)	Approximately 17% of the total repurchase agreements have a remaining maturity over 1 year.

Hedge Portfolio

At June 30, 2015, the Company had outstanding interest rate swaps with a net notional amount of $29.0 billion. Changes in the unrealized gains or losses on the interest rate swaps are reflected in the Company’s Consolidated Statements of Comprehensive Income (Loss). The Company enters into interest rate swaps to mitigate the risk of rising interest rates that affect the Company’s cost of funds or its dollar roll transactions.  As of June 30, 2015, the swap portfolio, excluding forward starting swaps, had a weighted average pay rate of 2.29%, a weighted average receive rate of 0.40% and a weighted average maturity of 7.76 years.

At June 30, 2015, the Company had outstanding interest rate swaptions with a net notional amount of $0.5 billion. Changes in the unrealized gains or losses on the interest rate swaptions are reflected in the Company’s Consolidated Statements of Comprehensive Income (Loss). The interest rate swaptions provide the Company with the option to enter into an interest rate swap agreement for a specified notional amount, duration, and pay and receive rates. As of June 30, 2015, the long swaption portfolio had a weighted average pay rate of 2.87% and weighted average expiration of 0.47 months. As of June 30, 2015, there were no short swaption positions.

The following table summarizes certain characteristics of the Company’s interest rate swaps at June 30, 2015:

Maturity	Current Notional (1)	Weighted Average Pay Rate (2) (3)	Weighted Average Receive Rate (2)	Weighted Average Years to Maturity (2)
	(dollars in thousands)
0 - 3 years	$2,852,471	1.78%	0.20%	2.20
3 - 6 years	11,163,000	1.81%	0.46%	4.77
6 - 10 years	11,201,350	2.45%	0.44%	8.36
Greater than 10 years	3,734,400	3.70%	0.23%	19.87
Total / Weighted Average	$28,951,221	2.29%	0.40%	7.76

(1)	Notional amount includes $2.6 billion in forward starting pay fixed swaps.
(2)	Excludes forward starting swaps.
(3)	Weighted average fixed rate on forward starting pay fixed swaps was 1.77%.

The following table summarizes certain characteristics of the Company’s interest rate swaptions at June 30, 2015:

	Current Underlying Notional	Weighted Average Underlying Pay Rate	Weighted Average Underlying Receive Rate	Weighted Average Underlying Years to Maturity	Weighted Average Months to Expiration
	(dollars in thousands)
Long	$500,000	2.87%	3M LIBOR	8.55	0.47

The Company enters into U.S. Treasury and Eurodollar futures contracts to hedge a portion of its interest rate risk. The following table summarizes outstanding futures positions as of June 30, 2015:

	Notional - Long Positions	Notional - Short Positions	Weighted Average Years to Maturity
	(dollars in thousands)
2-year swap equivalent Eurodollar contracts	$-	$(5,000,000)	2.00
U.S. Treasury futures - 5 year	-	(2,273,000)	4.42
U.S. Treasury futures - 10 year and greater	-	(1,007,500)	6.92
Total	$-	$(8,280,500)	3.26

At June 30, 2015, March 31, 2015, and June 30, 2014, the Company’s hedge ratio was 54%, 48% and 48%. Our hedge ratio measures total notional balances of interest rate swaps, interest rate swaptions and futures relative to repurchase agreements and TBA notional outstanding.

Dividend Declarations

Common dividends declared for each of the quarters ended June 30, 2015, March 31, 2015, and June 30, 2014 were $0.30 per common share.  The annualized dividend yield on the Company’s common stock for the quarter ended June 30, 2015, based on the June 30, 2015 closing price of $9.19, was 13.06%, compared to 11.54% for the quarter ended March 31, 2015, and 10.50% for the quarter ended June 30, 2014.

Other Information

Annaly’s principal business objective is to generate net income for distribution to its shareholders from its investments. Annaly is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). Annaly is managed and advised by Annaly Management Company LLC.

The Company prepares a supplement to provide additional quarterly information for the benefit of its shareholders. The supplement can be found at the Company’s website in the Investor Relations section under “Quarterly Supplemental Information”.

Conference Call

The Company will hold the second quarter 2015 earnings conference call on August 6, 2015 at 10:00 a.m. Eastern Time.  The number to call is 888-317-6003 for domestic calls and 412-317-6061 for international calls.  The conference passcode is 8288727.  There will also be an audio webcast of the call on www.annaly.com.  The replay of the call is available for one week following the conference call. The replay number is 877-344-7529 for domestic calls and 412-317-0088 for international calls and the conference passcode is 10069760. If you would like to be added to the e-mail distribution list, please visit www.annaly.com, click on Investor Relations, then select Email Alerts and complete the email notification form.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities and other securities for purchase; the availability of financing and, if available, the terms of any financings; changes in the market value of our assets; changes in business conditions and the general economy; our ability to grow the commercial mortgage business; credit risks related to our investments in Agency CRT securities, residential mortgage-backed securities and related residential mortgage credit assets, commercial real estate assets and corporate debt; our ability to grow our residential mortgage credit business; our ability to consummate any contemplated investment opportunities; changes in government regulations affecting our business; our ability to maintain our qualification as a REIT for federal income tax purposes; and our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ANNALY CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014(1)	2014	2014
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS

Cash and cash equivalents	$1,785,158	$1,920,326	$1,741,244	$1,178,621	$1,320,666
Reverse repurchase agreements	-	100,000	100,000	-	-
Investments, at fair value:
Agency mortgage-backed securities	67,605,287	69,388,001	81,565,256	81,462,387	81,055,337
Agency debentures	429,845	995,408	1,368,350	1,334,181	1,348,727
Agency CRT securities	214,130	108,337	-	-	-
Commercial real estate debt investments (2)	2,812,824	1,515,903	-	-	-
Investment in affiliate	123,343	141,246	143,045	136,748	143,495
Commercial real estate debt and preferred equity, held for investment (3)	1,332,955	1,498,406	1,518,165	1,554,958	1,586,169
Investments in commercial real estate	216,800	207,209	210,032	73,827	74,355
Corporate debt	311,640	227,830	166,464	144,451	151,344
Receivable for investments sold	247,361	2,009,937	1,010,094	855,161	856,983
Accrued interest and dividends receivable	234,006	247,801	278,489	287,231	283,423
Receivable for investment advisory income	10,589	10,268	10,402	8,369	6,380
Goodwill	71,815	94,781	94,781	94,781	94,781
Interest rate swaps, at fair value	30,259	25,908	75,225	198,066	170,604
Other derivatives, at fair value	38,074	113,503	5,499	19,407	7,938
Other assets	81,594	70,813	68,321	39,798	50,743
Total assets	$75,545,680	$78,675,677	$88,355,367	$87,387,986	$87,150,945

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Repurchase agreements	$57,459,552	$60,477,378	$71,361,926	$69,610,722	$70,372,218
Other secured financing	203,200	90,000	-	-	5,000
Securities loaned	-	-	-	7	7
Convertible Senior Notes	-	749,512	845,295	836,625	831,167
Securitized debt of consolidated VIEs (4)	2,610,974	1,491,829	260,700	260,700	260,700
Mortgages payable	146,359	146,470	146,553	42,635	30,316
Participation sold	13,490	13,589	13,693	13,768	13,866
Payable for investments purchased	673,933	5,205	264,984	2,153,789	781,227
Accrued interest payable	131,629	155,072	180,501	180,345	157,782
Dividends payable	284,331	284,310	284,293	284,278	284,261
Interest rate swaps, at fair value	1,328,729	2,025,170	1,608,286	857,658	928,789
Other derivatives, at fair value	40,539	61,778	8,027	-	6,533
Accounts payable and other liabilities	58,139	50,774	47,328	36,511	30,160
Total liabilities	62,950,875	65,551,087	75,021,586	74,277,038	73,702,026

Stockholders’ Equity:
7.875% Series A Cumulative Redeemable Preferred Stock: 7,412,500 authorized, issued and outstanding	177,088	177,088	177,088	177,088	177,088
7.625% Series C Cumulative Redeemable Preferred Stock 12,650,000 authorized, 12,000,000 issued and outstanding	290,514	290,514	290,514	290,514	290,514
7.50% Series D Cumulative Redeemable Preferred Stock: 18,400,000 authorized, issued and outstanding	445,457	445,457	445,457	445,457	445,457
Common stock, par value $0.01 per share, 1,956,937,500 authorized, 947,768,496, 947,698,431, 947,643,079, 947,591,766 and 947,540,823 issued and outstanding, respectively	9,478	9,477	9,476	9,476	9,475
Additional paid-in capital	14,788,677	14,787,117	14,786,509	14,781,308	14,776,302
Accumulated other comprehensive income (loss)	(354,965)	773,999	204,883	(967,820)	(572,256)
Accumulated deficit	(2,766,250)	(3,364,147)	(2,585,436)	(1,625,075)	(1,677,661)
Total stockholders’ equity	12,589,999	13,119,505	13,328,491	13,110,948	13,448,919
Noncontrolling interest	4,806	5,085	5,290	-	-
Total equity	12,594,805	13,124,590	13,333,781	13,110,948	13,448,919
Total liabilities and equity	$75,545,680	$78,675,677	$88,355,367	$87,387,986	$87,150,945

(1)	Derived from the audited consolidated financial statements at December 31, 2014.
(2)	Includes senior securitized commercial mortgage loans of consolidated VIEs with a carrying value of $2.6 billion and $1.4 billion at June 30, 2015 and March 31, 2015, respectively.
(3)	Includes senior securitized commercial mortgage loans of consolidated VIE with a carrying value of $361.2 million, $361.2 million, $398.6 million, $398.4 million, and $398.3, respectively.
(4)	Includes securitized debt of consolidated VIEs carried at fair value of $2.4 billion and $1.3 billion at June 30, 2015 and March 31, 2015, respectively.

ANNALY CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(dollars in thousands, except per share data)

	For the quarters ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Net interest income:
Interest income	$624,346	$519,172	$648,144	$644,640	$683,962
Interest expense	113,072	129,420	134,512	127,069	126,107
Net interest income	511,274	389,752	513,632	517,571	557,855

Realized and unrealized gains (losses):
Realized gains (losses) on interest rate swaps(1)	(144,465)	(158,239)	(174,908)	(169,083)	(220,934)
Realized gains (losses) on termination of interest rate swaps	-	(226,462)	-	-	(772,491)
Unrealized gains (losses) on interest rate swaps	700,792	(466,202)	(873,468)	98,593	175,062
Subtotal	556,327	(850,903)	(1,048,376)	(70,490)	(818,363)
Net gains (losses) on disposal of investments	3,833	62,356	3,420	4,693	5,893
Net gains (losses) on trading assets	(114,230)	(6,906)	(57,454)	4,676	(46,489)
Net unrealized gains (losses) on financial instruments measured at fair value through earnings	17,581	(33,546)	(29,520)	(37,944)	2,085
Impairment of goodwill	(22,966)	-	-	-	-
Subtotal	(115,782)	21,904	(83,554)	(28,575)	(38,511)
Total realized and unrealized gains (losses)	440,545	(828,999)	(1,131,930)	(99,065)	(856,874)

Other income (loss):
Investment advisory income	10,604	10,464	10,858	8,253	6,109
Dividend income from affiliate	4,318	4,318	4,048	4,048	4,048
Other income (loss)	(22,344)	(1,082)	3,365	(22,249)	4,687
Total other income (loss)	(7,422)	13,700	18,271	(9,948)	14,844

General and administrative expenses:
Compensation and management fee	37,014	38,629	38,734	39,028	39,277
Other general and administrative expenses	14,995	12,309	19,720	12,289	12,912
Total general and administrative expenses	52,009	50,938	58,454	51,317	52,189

Income (loss) before income taxes	892,388	(476,485)	(658,481)	357,241	(336,364)
Income taxes	(7,683)	14	(209)	2,385	(852)
Net income (loss)	900,071	(476,499)	(658,272)	354,856	(335,512)
Net income (loss) attributable to noncontrolling interest	(149)	(90)	(196)	-	-
Net income (loss) attributable to Annaly	900,220	(476,409)	(658,076)	354,856	(335,512)
Dividends on preferred stock	17,992	17,992	17,992	17,992	17,992
Net income (loss) available (related) to common stockholders	$882,228	$(494,401)	$(676,068)	$336,864	$(353,504)

Net income (loss) per share available (related) to common stockholders:
Basic	$0.93	$(0.52)	$(0.71)	$0.36	$(0.37)
Diluted	$0.93	$(0.52)	$(0.71)	$0.34	$(0.37)

Weighted average number of common shares outstanding:
Basic	947,731,493	947,669,831	947,615,793	947,565,432	947,515,127
Diluted	947,929,762	947,669,831	947,615,793	987,315,527	947,515,127

Net income (loss)	$900,071	$(476,499)	$(658,272)	$354,856	$(335,512)
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities	(1,125,043)	631,472	1,175,864	(390,871)	1,522,126
Reclassification adjustment for net (gains) losses included in net income (loss)	(3,921)	(62,356)	(3,161)	(4,693)	(5,903)
Other comprehensive income (loss)	(1,128,964)	569,116	1,172,703	(395,564)	1,516,223
Comprehensive income (loss)	(228,893)	92,617	514,431	(40,708)	1,180,711
Comprehensive income (loss) attributable to noncontrolling interest	(149)	(90)	(196)	-	-
Comprehensive income (loss) attributable to Annaly	$(228,744)	$92,707	$514,627	$(40,708)	$1,180,711

(1)	Interest expense related to the Company’s interest rate swaps is recorded in Realized gains (losses) on interest rate swaps on the Consolidated Statements of Comprehensive Income (Loss).

ANNALY CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(dollars in thousands, except per share data)
(Unaudited)

	For the six months ended
	June 30,	June 30,
	2015	2014
Net interest income:
Interest income	$1,143,518	$1,339,863
Interest expense	242,492	251,078
Net interest income	901,026	1,088,785

Realized and unrealized gains (losses):
Realized gains (losses) on interest rate swaps(1)	(302,704)	(481,369)
Realized gains (losses) on termination of interest rate swaps	(226,462)	(779,333)
Unrealized gains (losses) on interest rate swaps	234,590	(173,880)
Subtotal	(294,576)	(1,434,582)
Net gains (losses) on disposal of investments	66,189	85,603
Net gains (losses) on trading assets	(121,136)	(192,717)
Net unrealized gains (losses) on financial instruments measured at fair value through earnings	(15,965)	(18,708)
Impairment of goodwill	(22,966)	-
Subtotal	(93,878)	(125,822)
Total realized and unrealized gains (losses)	(388,454)	(1,560,404)

Other income (loss):
Investment advisory income	21,068	12,232
Dividend income from affiliate	8,636	17,093
Other income (loss)	(23,426)	6,147
Total other income (loss)	6,278	35,472

General and administrative expenses:
Compensation and management fee	75,643	77,798
Other general and administrative expenses	27,304	21,769
Total general and administrative expenses	102,947	99,567

Income (loss) before income taxes	415,903	(535,714)
Income taxes	(7,669)	3,149
Net income (loss)	423,572	(538,863)
Net income (loss) attributable to noncontrolling interest	(239)	-
Net income (loss) attributable to Annaly	423,811	(538,863)
Dividends on preferred stock	35,984	35,984
Net income (loss) available (related) to common stockholders	$387,827	$(574,847)

Net income (loss) per share available (related) to common stockholders:
Basic	$0.41	$(0.61)
Diluted	$0.41	$(0.61)

Weighted average number of common shares outstanding:
Basic	947,700,832	947,487,125
Diluted	947,878,958	947,487,125

Dividends Declared Per Share of Common Stock	$0.60	$0.60
Net income (loss)	$423,572	$(538,863)
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities	(493,571)	2,263,298
Reclassification adjustment for net (gains) losses included in net income (loss)	(66,277)	(86,621)
Other comprehensive income (loss)	(559,848)	2,176,677
Comprehensive income (loss)	(136,276)	1,637,814
Comprehensive income (loss) attributable to noncontrolling interest	(239)	-
Comprehensive income (loss) attributable to Annaly	$(136,037)	$1,637,814

(1)	Interest expense related to the Company’s interest rate swaps is recorded in Realized gains (losses) on interest rate swaps on the Consolidated Statements of Comprehensive Income (Loss).